Exhibit 23.1

BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Amendment No. 1) of NXT Nutritionals Holdings, Inc. of our report dated March 30, 2010, as restated on August 3, 2010, on the consolidated financial statements of NXT Nutritionals Holdings, Inc. and Subsidiaries for the years ended December 31, 2009 and 2008, included in Form 10-K of NXT Nutritionals Holdings, Inc. filed on March 31, 2010 and Form 10-K/A of NXT Nutritionals Holdings, Inc. filed on August 13, 2010.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
January 31, 2011